Exhibit 99.1

Brent DiGiorgio

Corporate Communications

203.338.3135        Fax: 203.338.3461

brent.digiorgio@peoples.com

L. Mark Panella

Executive Vice President and CFO

Danvers Bancorp, Inc.

978.739-0217         Fax: 978-739-4998

mark.panella@danversbank.com

FOR IMMEDIATE RELEASE

May 9, 2011

PEOPLE’S UNITED AND DANVERS BANCORP ANNOUNCE

UPDATE OF ELECTION DEADLINE FOR DANVERS STOCKHOLDERS

BRIDGEPORT, CT and DANVERS, MA (May 9, 2011) – People’s United Financial, Inc. (NASDAQ: PBCT) and Danvers Bancorp, Inc. (NASDAQ: DNBK) today announced updated information on the deadline for Danvers stockholders to make elections regarding the form of merger consideration to be received in connection with the pending merger of Danvers with and into People’s United. The election deadline will expire approximately five business days prior to the expected closing date of the merger as contemplated by applicable provisions of the merger agreement. People’s United and Danvers will issue a supplemental press release once the specific date of the election deadline has been established.

A more complete description of the merger consideration and the proration procedures applicable to elections is contained in the proxy statement/prospectus dated April 1, 2011 and mailed to Danvers stockholders of record on or about April 8, 2011. Danvers stockholders are urged to read the proxy statement/prospectus carefully and in its entirety. Copies of the proxy statement/prospectus may be obtained for free by following the instructions below under “Additional Information About the Merger and Where to Find It.”

Additional Information About the Merger and Where to Find It

In connection with People’s United’s proposed acquisition of Danvers, People’s United has filed a registration statement on Form S-4 with the Securities and Exchange Commission containing a proxy statement/prospectus dated April 1, 2011, which has been mailed to Danvers stockholders. Investors are urged to read these materials, and any other documents filed by People’s United or Danvers with the SEC, because they contain or will contain important information about People’s United, Danvers and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by People’s United with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and the other documents may also be obtained for free by accessing People’s United’s website at www.peoples.com under the tab “Investor Relations” and then under the heading “Financial Information” or by accessing Danvers’ website at www.danversbank.com under the tab “Investor Relations” and then under the heading “SEC Filings.” In addition, investors may obtain free copies of the documents filed with the SEC by People’s United by directing a written request to

People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attn: Investor Relations.

People’s United Financial, a diversified financial services company with $25 billion in assets, provides commercial banking, retail and business banking, and wealth management services through a network of 341 branches in Connecticut, Vermont, New York, New Hampshire, Maine and Massachusetts. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

Danversbank is a wholly-owned subsidiary of Danvers Bancorp, Inc., a holding company with approximately $2.9 billion in total assets. Danvers Bancorp, Inc., through Danversbank, offers a wide range of commercial and retail banking services, including commercial and industrial loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, cash management, debit and credit card products, online banking, and non-deposit investment products and investment management services. Danversbank operates a total of 28 branches in the following communities: Andover, Beverly, Boston, Cambridge, Chelsea, Danvers, Hamilton, Malden, Manchester-by-the-Sea, Middleton, Peabody, Reading, Revere, Salem, Saugus, Topsfield, Waltham, Wilmington, and Woburn, Massachusetts.